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                                                                EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

Details of the calculation are as follows:

                                                 Year ended March 31,
                                         1996           1997           1998
                                       ---------      ---------      ---------
Weighted average shares each year
prior to application of provisions
of SAB 98:                             3,862,373      4,865,319      5,896,139

Less escrow shares:                     (781,875)      (781,875)      (781,875)

Reduce weighted average shares
in 1998 for effect of shares
issued in the 12 months prior
to June 4, 1998:                              --             --       (296,773)
                                       ---------      ---------      ---------
                                       3,080,498      4,083,444      4,817,491

Add shares issued in the year ended
March 31, 1998 deemed issued under
SAB 98 for all periods (using
treasury stock method):                  757,074        757,074        757,074

Add options and warrants to acquire
shares at March 31, 1998 deemed
exercised for all periods (using
treasury stock method):                1,173,240      1,173,240      1,173,240
                                       ---------      ---------      ---------
                                       5,010,812      6,013,758      6,747,805
                                       =========      =========      =========


The following table sets forth the computation of basic and diluted earnings per share:

                                            Year ended March 31,
                                     1996            1997            1998
                                     ----            ----            ----
Net (loss) income:              $ (2,328,186)   $ (3,626,411)   $     65,099
                                ============    ============    ============
Weighted average number of
 Common Shares outstanding:        5,010,812       6,013,758       6,747,805


Weighted average shares are derived according to SAB 98 whereby certain options and warrants to purchase common shares and warrants issued within a one year period prior to the initial filing of a registration statement relating to an initial public offering are treated as outstanding for all reported periods in the same manner as shares issued in a stock split.